EXHIBIT 5
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                              February 28, 2011


   Securities and Exchange Commission
   100 F Street, N.E.
   Washington, D.C.  20549

        RE:  ANIXTER INTERNATIONAL INC. - REGISTRATION OF COMMON STOCK ON
             FORM S-8


   Ladies and Gentlemen:

        In my capacity as General Counsel of Anixter International Inc., a Delaware corporation (the "Company"), I have acted as counsel to the Company in connection with the registration statement on Form S-8 (the "Registration Statement") pertaining to the registration by the Company of 1,800,000 shares (the "Shares") of the Company's Common Stock, par value $1.00 per share (the "Common Stock") in connection with the Company's 2010 Stock Incentive Plan (the "Plan").

        In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I deemed necessary for the purposes of this opinion.

        For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by parties thereto other than the Company.

        Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and when issued in accordance with the Plan will be legally issued, fully paid and nonassessable.

        The foregoing opinion is limited to the General Corporation Law of the State of Delaware, which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and I express no opinions with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to my attention after that date or any changes in law that may occur or become effective after that date.







        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement.

                                 Very truly yours,



                                 By:  /s/ John A. Dul
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                                      John A. Dul
                                      General Counsel